EXHIBIT 99.1


                POMEROY WINS LARGE CONTRACT WITH STATE OF ALABAMA

CITYHEBRON, KY; JUNE 11, 2007: Pomeroy IT Solutions (NASDAQ "PMRY") announced today that it has been awarded a contract by the State of Alabama, estimated to generate $60 million in revenues over three years. The contract, renewable annually for a total of three years, names Pomeroy as the only provider of Cisco internetworking and related security products and services, and more than doubles Pomeroy's existing business with the state. The contract will also be available to all K-12 and higher education institutions, and local municipalities. Integration and deployment services will be offered with each sale of IT products. As part of the contract, Pomeroy will also provide extended warranty services, assessments and consulting. The contract was won in conjunction with Cisco, one of Pomeroy's premier internetworking partners.


ABOUT POMEROY IT SOLUTIONS, INC.
As a global IT solutions provider, Pomeroy IT Solutions unites core competencies in IT Outsourcing Services and Professional Services. Some of the Company's services include consulting, project management, application development, integration, staffing, and technology sourcing. Pomeroy's capabilities as an end-to-end services and technology sourcing provider set the Company apart as a unique, one-stop alternative. This combination helps its Fortune 1000, government, and mid-market clients realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.

FORWARD-LOOKING STATEMENTS
Certain of the statements in the preceding paragraphs regarding financial results constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our markets' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward looking statements. These risks and other factors you should specifically consider include but are not limited to: changes in customer demands or industry standards, adverse or uncertain economic conditions, loss of key personnel, litigation, failure or inability of the customer to renew the contract, the nature and volume of products and services anticipated to be delivered, the mix of the products and services businesses, the type of services delivered, the ability to timely bill and collect receivables, the need to successfully attract and retain outside consulting services, new acquisitions by the Company, terms of vendor agreements and certification programs and the assumptions regarding the ability to perform thereunder, the ability to implement the Company's best practices strategies, the ability to manage risks associated with customer projects, existing market and competitive conditions including the overall demand for IT products and services, and the ability to attract and retain technical and other highly skilled personnel. In some cases, you can identify forward-looking statements by such terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", "projects", "intends", "prospects", "priorities", or negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.